Exhibit 1 - Proxy Card

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ENVELOPE PROVIDED, TO: Tiger Telematics,Inc., 10201 Centurion Parkway North Ste. 600, Jacksonville, FL 32256

                                      PROXY

The undersigned shareholder of Tiger Telematics, Inc. (The "Company") hereby appoints Michael Carrender as proxy holder of the undersigned to attend the Special general meeting of the Company to be held on July 9, 2004,and any adjournment thereof with authority to act and vote there at for an on behalf of the undersigned and directs the proxy holder to vote the common shares held by the undersigned in respect of the matters indicated below as follows:

     1. To approve an admendment to the Company's certificate of incorporation to effect a reverse stock split of not less than 1 for 10 shares and not more than 1 for 50 shares, and to authorize the Company's Board of Directors to determine which, if any, of these reverse stock splits to effect.

FOR________                              AGAINST__________


If this proxy is not dated it will be deemed to bear the date on which it was mailed.

Executed this ____day of _________, 2004.
                                            ________________________
Name of Shareholder                         Signature of Shareholder

                                            ________________________
Address (if different from above)           Signature of Shareholder